FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
Jim McKeon
Chief Financial Officer
610-444-8425

GENESIS HEALTHCARE TO BE ACQUIRED BY FORMATION CAPITAL
AND JER PARTNERS FOR $63 PER SHARE IN CASH

KENNETT SQUARE, PA – January 16, 2007 – Genesis HealthCare Corporation (“GHC”) (NASDAQ:GHCI) today announced that it has entered into a definitive agreement to be acquired, in an all-cash transaction for $63.00 per share, by a joint venture between affiliates of Formation Capital, LLC and JER Partners.

The per share price represents a premium of approximately 31.1% over the average closing price for GHC common stock over the past 30 trading days. The aggregate transaction value, including the assumption of approximately $450 million of debt, is approximately $1.7 billion.

George V. Hager, Jr., Chairman and Chief Executive Officer of GHC, said, “After carefully considering GHC’s strategic options, including evaluating proposals from a number of potential industry, strategic and financial buyers, the Board concluded that the transaction was in the best interests of the Company, including our shareholders and other stakeholders. This transaction is the result of a thoughtful and comprehensive process, and we are confident that GHC will be able to accelerate achievement of its strategic goals with a partner that has financial resources, understands our business and shares our vision for the future.”

“As an independent company operating alongside Formation’s portfolio of healthcare companies, GHC will continue to maintain its long-term focus on delivering superior healthcare to its residents and patients. This transaction is a change in ownership – not a change in direction,” continued Hager.

“GHC is an outstanding company with a superior portfolio of facilities located across 13 states,” added Cia Buckley, President of JER’s US Fund Business. “We view this major acquisition as a key strategic investment for JER and Formation.”

Arnold Whitman, Chief Executive Officer of Formation, stated, “Formation Capital has a long standing relationship with Genesis Healthcare and believes very strongly in their vision of the modernization of skilled nursing in this country. We share a long-term view of the industry along with GHC, which has consistently demonstrated high quality of care standards.

Formation and JER confirmed that GHC will be operated as a privately held, independent company controlled by the JER/Formation joint venture. GHC will continue to operate under the Genesis name.

The transaction is subject to shareholder and regulatory approvals as well as other customary closing conditions. The transaction is not subject to a financing condition.

Goldman, Sachs & Co. is acting as financial advisor to GHC, and Wachtell, Lipton, Rosen & Katz is acting as its legal advisor. UBS Investment Bank acted as financial advisor to the JER/Formation joint venture, and Williams Mullen and O’Melveny & Myers LLP acted as counsel for the joint venture.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

About Formation and JER
Formation Capital is a private equity firm in the senior housing and long-term care industry. Over the past five years Formation Capital has completed over $1.5 billion of acquisitions in the sector and provides asset management services to over 250 facilities nationwide. For more information on Formation Capital, please visit www.formationcapital.com.

JER Partners is the private equity investment arm of J.E. Robert Companies, a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER’s primary investments are in office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties. Other areas of investment include commercial mortgage-backed securities (“CMBS”) and mezzanine financing. For more information on JER, please visit www.jer.com.

Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the approval of the proposed merger by regulatory agencies, approval of the merger by the shareholders of GHC, satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement and the risks that have been described from time to time in GHC’s reports filed with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the fiscal year ended September 30, 2006. This document speaks only as of its date, and each of GHC, JER and Formation disclaims any duty to update the information herein.

Additional Information and Where to Find It:
In connection with the proposed merger and required shareholder approval, GHC will file a proxy statement with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed merger.

Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by GHC at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free from GHC by directing such request to Genesis Healthcare Corporation, Investor Relations, 101 East State Street, Kennett Square, PA 19348; telephone: 610-925-2000.

Participants in the Solicitation
GHC and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of GHC’s participants in the solicitation is set forth in GHC’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

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GHC Investor Contact: Jim McKeon, CFO: (610) 444-8425
 Lori Mayer, Director Investor Relations (610) 925-2000

GHC Media Contact: Jim Barron/Renée Soto: (212) 687-8080 JER Media Contact:
 Dave Sturtevant, ROI Public Relations: (703) 813-5643 x 243

Formation Contact: Arnold Whitman: (800) 845-1695